EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made as of July 20, 2011 by and between Vidable, Inc. (f/k/a The Blackhawk Fund), a Nevada corporation (the “Company”) and Lino Luciani (the “Investor”).

R E C I T A L S

A.	The Investor is the holder of Ten Million (10,000,000) shares (the “Preferred Shares”) of Series C Preferred Stock, $.001 par value per share, of the Company (“Common Stock”).

B.
The Investor desires to exchange the Preferred Shares for Three Hundred Million (300,000,000) shares of common stock, $.0001 par value, of the Company (the “Shares”), and the Company desires to issue the Shares in exchange for the Preferred Shares, all on the terms and conditions set forth in this Agreement.

A G R E E M E N T

It is agreed as follows:

1.           EXCHANGE OF SECURITIES.

1.1           Exchange of Securities.  In reliance upon the representations and warranties of the Company and the Investor contained herein and subject to the terms and conditions set forth herein, the Investor agrees to sell, assign, transfer, and deliver to the Company, and the Company agrees to purchase from the Investor, the Preferred Shares, in exchange for the issuance of the Shares by the Company to the Investor.

1.2           Deliveries by Company.  Concurrently with the execution of this Agreement, or as soon thereafter as practicable, the Company will cause its transfer agent to issue to the Investor the certificates representing the Shares.

1.3           Deliveries by Investor.  The Investor shall deliver to the Company original certificates evidencing the Preferred Shares along with an executed stock assignment separate from certificate in the form of Schedule 1 hereto (the “Stock Assignment”), for purposes of assigning and transferring all of the Investor’s right, title and interest in and to the Preferred Shares.  From time to time after the Closing, and without further consideration, the Investor will execute and deliver such other instruments of transfer and take such other actions as the Company may reasonably request in order to facilitate the transfer to the Company of the securities intended to be transferred hereunder.

2.	COVENANTS.

2.1           Reserved

2.2           Holding Period.  The Company agrees and stipulates that, for purposes of Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), the Shares are deemed to have been acquired by Investor on or before May 6, 2011, pursuant to Rule 144(d)(3)(i) and Rule 144(d)(3)(ii) of the Securities Act.

3.           REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants that the following statements are true and correct in all material respects as of the date hereof, except as expressly qualified or modified herein.

3.1           Organization and Good Standing.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into and perform its obligations under this Agreement, and to own its properties and to carry on its business as presently conducted and as proposed to be conducted.

3.2           Validity of Transactions.  This Agreement, and each document executed and delivered by the Company in connection with the transactions contemplated by this Agreement, including this Agreement, have been duly authorized, executed and delivered by the Company and is each the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency reorganization and moratorium laws and other laws affecting enforcement of creditor’s rights generally and by general principles of equity.

3.3           No Violation.  The execution, delivery, and performance of this Agreement has been duly authorized by the Company’s Board of Directors and will not violate any law or any order of any court or government agency applicable to the Company, as the case may be, or the Articles of Incorporation or Bylaws of the Company, and will not result in any breach of or default under, or, except as expressly provided herein, result in the creation of any encumbrance upon any of the assets of the Company pursuant to the terms of any agreement or instrument by which the Company or any of its assets may be bound.  No approval of or filing with any governmental authority is required for the Company to enter into, execute or perform this Agreement.

3.6           Securities Law Compliance.  The offer, issue, sale and delivery of the Shares will constitute an exempted transaction under the Securities Act, and registration of the Shares under the Securities Act is not required.

3.7           Resales Under Rule 144.  With a view to making available to the Investor the benefits of Rule 144 promulgated under the 1933 Act (“Rule 144”) and any other rule or regulation of the SEC that may at any time permit the Investor to sell Shares to the public without registration, the Company will do all of the following:

3.7.1           use its commercial best efforts to make and keep public information available, as those terms are understood and defined in Rule 144;

3.7.2           take such action, including compliance with the reporting requirements of section 13 or 15(d) of the 1934 Act, as is necessary to enable the Investor to utilize Rule 144;

3.7.3           file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

3.7.4           furnish to the Investor, so long as the Investor owns any Shares, forthwith upon written request:

(1)           a written statement by the Company as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements);

(2)           a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company;

(3)           an opinion of the Company’s counsel that the Conversion Shares may be resold in the absence of an effective registration thereof under the Securities Act pursuant to Rule 144; and

(4)           such other documents as may be reasonably requested in availing the Investor of any rule or regulation of the SEC that permits the selling of any such Conversion Shares without registration.

4.           REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

The Investor hereby represents, warrants, and covenants with the Company as follows:

4.1           Legal Power.  The Investor has the requisite power and is authorized to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

4.2           Due Execution.  This Agreement has been duly authorized, executed and delivered by the Investor, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of the Investor.

4.3           Restricted Securities.

4.3.1           The Investor has been advised that the Shares have not been registered under the Securities Act or any other applicable securities laws.  The Investor acknowledges that Shares may be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act.  The Shares may be not resold in the absence of an effective registration thereof under the Securities Act and applicable state securities laws unless, in the opinion of the Company’s counsel, an applicable exemption from registration is available.

4.3.2           The Investor represents that it is acquiring the Shares for Investor’s own account, and not as nominee or agent, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

4.3.3           The Investor understands and acknowledges that the Shares, when issued, may bear the following legend:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED FOR VALUE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION THEREOF UNDER THE SECURITIES ACT OF 1933 AND/OR THE SECURITIES ACT OF ANY STATE HAVING JURISDICTION OR AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ACTS.

4.3.4           Investor acknowledges that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Investor is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of restricted securities subject to the satisfaction of certain conditions and that, in the future, such Rule may not be available for resale of the Shares.

4.3.5           Investor is an “accredited investor” as defined under Rule 501 under the Securities Act.

4.4           Access to Information.  The Investor represents that the Investor has been given full and complete access to the Company for the purpose of obtaining such information as the Investor or its qualified representative has reasonably requested in connection with the decision to exchange for the Shares.  The Investor represents that the Investor has received and reviewed copies of each report, registration statement, and definitive proxy statement filed by the Company with the Securities Exchange Commission since January 1, 2009 (collectively, with all information incorporated by reference therein or deemed to be incorporated by reference therein, the “SEC Reports”).

4.5           Investor Sophistication and Ability to Bear Risk of Loss.  Investor acknowledges that it is able to protect its interests in connection with the acquisition of the Shares and can bear the economic risk of investment in such securities without producing a material adverse change in such Investor’s financial condition.  Investor, either alone or with such Investor’s representative(s), otherwise has such knowledge and experience in financial or business matters that the Investor is capable of evaluating the merits and risks of the investment in the Shares.

           5.           MISCELLANEOUS.

5.1           Governing Law.  This Agreement shall be governed by and construed under the laws of the State of Nevada.

5.2           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

5.3           Entire Agreement.  This Agreement and the Exhibits hereto and thereto, and the other documents delivered pursuant hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants, or agreements except as specifically set forth herein or therein.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

5.4           Severability.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.5           Amendment and Waiver.  Except as otherwise provided herein, any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely), with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this Section shall be binding upon each future holder of any security purchased under this Agreement (including securities into which such securities have been converted) and the Company.

5.6           Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be effective when delivered personally, or sent by telex or telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, return receipt requested, or when received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested) in each case to the appropriate address set forth below:

If to the Company:	Vidable, Inc.
1802 N. Carson Street, Suite 212-3018
Carson City, NV 89701

If to the Investor:	Lino Luciani
c/o Lanham & Lanham, LLC
28562 Oso Parkway, Unit D
Rancho Santa Margarita, CA 92688

5.7           Titles and Subtitles.  The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY

VIDABLE, INC.

By:
Lino Luciani
President

INVESTOR

Lino Luciani

SCHEDULE 1
STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto VIDABLE, INC., a Nevada corporation, Ten Million (10,000,000) shares of Series C Preferred Stock of VIDABLE, INC. (f/k/a The Blackhawk Fund), a Nevada corporation (the “Company”), represented by Certificate(s) No(s). ______, standing in the name of the undersigned on the books of the Company and does hereby irrevocably constitute and appoint _________________________, attorney-in-fact, to transfer said stock on the books of the Company with full power of substitution.
DATED:  July 20, 2011

Lino Luciani

Social Security Number or other Identifying
Number of Assignee

1